Exhibit 99.1
BANCORP OF NEW JERSEY, INC. ANNOUNCES RECORD LEVELS FOR EARNINGS AND ASSETS
February 4, 2011
Fort Lee, NJ — Bancorp of New Jersey, Inc. (NYSE-AMEX: BKJ), holding company for Bank of New Jersey, reported record annual and fourth quarter net income as well as record levels for assets, loans, and deposits. For the year ended December 31, 2010, net income reached $2.2 million, or $0.41 per diluted share, compared to $1.3 million, or $0.25 per diluted share, for the year ended December 31, 2009. For the quarter ended December 31, 2010, net income reached a quarterly record level of $569 thousand, or $0.11 per diluted share, compared to $435 thousand, or $0.08 per diluted share, for the quarter ended December 31, 2009. The net income generated during the 2010 fiscal year and fourth quarter represents the highest net income ever achieved by the company during any fiscal year or any quarter, respectively. The net income generated during the fourth quarter represents the company’s sixteenth consecutive quarter of profitability.
For the year ended December 31, 2010, net interest income increased by 32.6%, exceeding $12.6 million, compared to approximately $9.6 million for the year ended December 31, 2009. For the quarter ended December 31, 2010, net interest income exceeded $3.3 million, an increase of approximately $600 thousand, or approximately 23.6%, over approximately $2.7 million of net interest income earned during the fourth quarter of 2009. The increase in net interest income, which continues to remain a focus of management’s efforts, allowed the company to absorb increases to the allowance for loan losses as well as increases in non-interest expense.
Bancorp of New Jersey’s total assets grew by approximately 15.9% to $370.3 million at December 31, 2010 compared to $319.6 million at December 31, 2009. The company also experienced period-end record levels of loans and deposits. Total loans reached $302.1 million at December 31, 2010 compared to $263.9 million at December 31, 2009, an increase of $38.2 million, or 14.5%. Total deposits increased to $318.4 million at December 31, 2010 from $267.1 million at December 31, 2009, an increase of $51.3 million, or 19.2%. Stockholders equity reached $50.1 million at December 31, 2010 from $49.5 million at December 31, 2009, an increase of approximately $600 thousand, or 1.2%. The increase in equity is net of the effect of a special cash dividend of $0.33 per share, or approximately $1.7 million in the aggregate, which was paid on December 20, 2010 to shareholders of record as of November 12, 2010.
Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services. The Bank, currently, has 6 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, and Harrington Park, all in Bergen County, NJ. A seventh location in Englewood, NJ, has received regulatory approvals and is expected to open during 2011 and an eighth branch is planned for Cliffside Park, also in Bergen County, NJ.
For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.
If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net

Forward-Looking Statements
This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our results to differ materially and adversely from such forward-looking statements include economic conditions affecting the financial industry; volatility in interest rates and the shape of the yield curve; increased credit risks and risks associated with the real estate market; operating, legal, and regulatory risk; economic, political, and competitive forces affecting the company’s lines of business; the extent and timing of actions of the Federal Reserve Board; customer acceptance of our products and services; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission or in other generally disseminated documents. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.
Financial Highlights
(unaudited)
(dollars in thousands, except per share data)

	Three months ended		For the year ended
	December 31,		December 31,
INCOME STATEMENT	2010	2009	2010	2009
Net Interest Income	$3,350	$2,711	$12,675	$9,559
Provision for loan losses	250	145	1,335	424
Noninterest Expense, net	2,149	1,834	7,717	7,000

Pretax Income	951	732	3,623	2,135
Tax Expense	382	297	1,472	878

Net Income	$569	$435	$2,151	$1,257

Basic Earnings per Share	$0.11	$0.08	$0.41	$0.25
Diluted Earnings per Share	$0.11	$0.08	$0.41	$0.25

Weighted Average Shares — Basic	5,207	5,207	5,207	5,112
Weighted Average Shares — Diluted	5,212	5,207	5,221	5,112

SELECTED BALANCE SHEET
DATA AT END OF PERIOD	12/31/2010	12/31/2009
Total Loans	$302,103	$263,944
Allowance for Loan Losses	3,749	2,792
Investment Securities	32,142	25,826
Total Assets	370,255	319,608
Total Deposits	318,421	267,143
Stockholders’ Equity	50,138	49,535